EXHIBIT 5.1, 8.1, 23.1

[THACHER PROFFITT & WOOD LETTERHEAD]

April 6, 2006

Greenwich Capital Markets, Inc.

600 Steamboat Road

Greenwich, Connecticut 06830

Newcastle Mortgage Securities Trust 2006-1

Asset-Backed Notes, Series 2006-1

Ladies and Gentlemen:

We have acted as counsel to Financial Asset Securities Corp. (the “Depositor”) and Greenwich Capital Markets, Inc. (“GCM” and the “Underwriter”) in connection with (i) the Assignment and Recognition Agreement, dated April 6, 2006, among NIC WL LLC (the “Seller”), the Depositor and Centex Home Equity Company, LLC (the “Seller Sale Agreement”), (ii) the Sale and Servicing Agreement, dated April 6, 2006 (the “Sale and Servicing Agreement” or the “Depositor Sale Agreement”, as applicable), among the Depositor, Newcastle Mortgage Securities Trust 2006-1 (the “Issuer”), Centex Home Equity Company, LLC (the “Servicer”) and JPMorgan Chase Bank, N.A. (the “Indenture Trustee”), (iii) the Amended and Restated Trust Agreement, dated as of April 6, 2006 (the “Trust Agreement”), among the Depositor, Wilmington Trust Company (the “Owner Trustee”) and JPMorgan Chase Bank, N.A. (in such capacity, the “Certificate Registrar”), and the Owner Trust Certificates (the “Trust Certificates”) issued pursuant thereto, (iv) the Indenture, dated as of April 6, 2006 (the “Indenture”), between the Issuer and the Indenture Trustee, and the notes issued pursuant thereto designated as Newcastle Mortgage Securities Trust 2006-1, Asset-Backed Notes, Series 2006-1 (the “Notes”), (v) the Interest Rate Swap Agreement, dated April 6, 2006 (the “Interest Rate Swap Agreement”), between The Royal Bank of Scotland plc and the Issuer, (vi) the Underwriting Agreement, dated April 4, 2006 (the “Underwriting Agreement”), between the Depositor and the Underwriter, (vii) the Indemnification and Contribution Agreement, dated April 3, 2006 (the “Indemnification and Contribution Agreement”), among the Depositor, GCM, Centex Home Equity Company, LLC and Newcastle Investment Corp. (the “Sponsor”), (viii) the Free Writing Prospectus, dated April 3, 2006 (the “Free Writing Prospectus”) and the Prospectus to which it relates, dated September 29, 2005, as used on and before April 4, 2006 (the “Pricing Date”) and (ix) the Prospectus Supplement, dated April 4, 2006 (the “Prospectus Supplement”) and the

Prospectus to which it relates, dated April 4, 2006 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”). The Seller Sale Agreement, the Sale and Servicing Agreement, the Trust Agreement, the Indenture, the Interest Rate Swap Agreement, the Indemnification and Contribution Agreement and the Underwriting Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

We have conducted no independent investigation with respect to the facts relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. This opinion letter is therefore based solely upon our review of the documents referred to herein. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on such actual present knowledge of such attorneys.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the “1933 Act”). Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Depositor is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party. The Interest Rate Swap Agreement is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Issuer.

2.

The Notes are validly issued and legally binding obligations under the laws of the State of New York, enforceable thereunder in accordance with their terms against each obligor thereunder, and are entitled to the benefits of the Indenture.

3.

The statements made in the Base Prospectus under the heading “Material Federal Income Tax Consequences” and in the Free Writing Prospectus and the Prospectus Supplement under the heading “Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.

Under current United States federal income tax law as of the Closing Date, based upon certain financial calculations prepared at the request of the Underwriter concerning the projected payments on the Notes and assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for

United States federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes the Notes will be treated as indebtedness to a holder thereof other than the owner of the Trust Certificates or parties related to such owner, and not as ownership interests in the Issuer.

5.

Assuming compliance with the Agreements, for United States federal income tax purposes, despite the fact that the Issuer will be classified as a taxable mortgage pool, the Issuer as of the date hereof is not and subsequently will not be subject to United States federal income tax as long as an entity that qualifies as a “real estate investment trust” under the Code (“REIT”) holds, directly or indirectly, through one or more wholly-owned “qualified REIT subsidiaries” as defined in the Code or wholly-owned entities treated as “disregarded entities” under the Code, a 100% ownership interest in the Trust Certificates.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report of the Registrant on Form 8-K and to the Registration Statement, to the use of our name in the Prospectus and Prospectus Supplement under the heading “Legal Matters” and to the filing of this opinion letter as an exhibit to any application made by or on behalf of the Registrant or any dealer in connection with the registration or qualification of the Certificates under the securities law of any State of the United States or other jurisdiction, without admitting that we are “persons” within the meaning of Section 7(a) or I I (a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By: /s/ Thacher Proffitt & Wood LLP